                                                                     Exhibit 5.1

January 28, 2000


BI Incorporated
6400 Lookout Road
Boulder, Colorado 80301

Ladies and Gentlemen:

We are counsel to BI Incorporated, a Colorado corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering of a maximum of 481,375 shares (the "Shares") of the Company's Common Stock, to be issued pursuant to the Company's 1999 Stock Option Plan (the "Plan"). We are familiar with the proceedings undertaken by the Company in connection with the authorization, reservation and registration of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

IRELAND, STAPLETON, PRYOR & PASCOE, P.C.

By: /s/ John G. Lewis
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    John G. Lewis, Vice President